Exhibit 99.1


                 Resolve Staffing, Inc acquires 13 Location Firm


May 13, 2005 (Cincinnati, OH) - Resolve Staffing, Inc. (OTCBB: RSFF) is proud to announce the acquisition Truckers Plus Leasing, a 13 location staffing company specializing in staffing truck drivers.

Resolve Staffing has acquired Truckers Plus Leasing (www.truckersplus.com), establishing a niche in the truck driver leasing segment of the staffing industry. Truckers Plus is a driver leasing company that furnishes temporary and permanent qualified drivers on demand. The Company offers both long-term and short-term drivers for over the road and local routes. The Company has a diversified team of endorsed drivers available and offers 24-hour dispatching for short notice emergencies. Truckers Plus handles all workers' compensation, insurance and payroll issues. Truckers Plus also offers a courier service. The Company can haul up to 2000 lbs directly from a client's doorstep to any destination in the continental United States.

With 13 locations and approximately $10 million in annual revenue, this acquisition will not only strengthen Resolve's presence in the Southeast and Midwest, it will also establish a presence in Texas. The trucking segment of the staffing industry is a growing niche. Based on current economic conditions, it is projected that an additional 500,000 drivers will be needed to meet demand over the next 5 to 10 years. This acquisition gives Resolve an immediate presence in this growing market.

Ron Heineman stated, "This acquisition demonstrates the Company's vision and gives Resolve an immediate presence in truck driver staffing market. Moreover, with 13 additional locations, Resolve now has 35 locations. We are excited about the acquisition of Truckers Plus. Not only does it diversify our service offering, it gives us the opportunity to cross sell our services in both our current and newly acquired locations. By establishing a niche in a new segment of the market, we continue to diversify our service offering. As we have demonstrated through our recent acquisitions, Resolve will continue to pursue aggressive growth both organically and through strategic acquisition opportunities throughout the U.S."

About Resolve Staffing, Inc.

Resolve Staffing provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the clerical, office administration, customer service, professional and light industrial categories. For additional information on Resolve Staffing visit our website www.resolvestaffing.com

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.


Contact:
Ron Heineman
513-388-4905
info@resolvestaffing.com